Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Owlet, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Security(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	171,428,550(4)	$0.3518	$60,308,563.89	0.00011020	$6,646.00
	Total Offering Amounts					$60,308,563.89		$6,646.00
	Total Fees Previously Paid							—
	Total Fee Offsets(5)							—
	Net Fee Due							$6,646.00
(1)    On February 17, 2023, Owlet, Inc. (the “Registrant”) entered into Investment Agreements with certain investors (the “Investors”), pursuant to which the Registrant issued and sold to the Investors (i) shares of the Registrant’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and (ii) warrants (the “Warrants”) to purchase shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “common stock”).
(2)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(3)    Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the common stock on April 21, 2023 as reported on the New York Stock Exchange, which was $0.3518 per share.
(4)    Represents the maximum number of shares of common stock to be issuable upon the conversion of the Series A Preferred Stock and exercise of the Warrants.
(5)    The Registrant does not have any fee offsets.